UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NOVO INTEGRATED SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 200

Bellevue, WA 98004

(206) 617-9797

Dear Stockholders:

You recently received proxy materials relating to several proposals to be voted on by stockholders of Novo Integrated Sciences, Inc. (the “Company”) at the Virtual Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on September 29, 2023 at 1:00 p.m. Eastern Time.

The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement (the “Proxy Statement”) relating to the Annual Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2023, and the additional definitive proxy information filed from time to time with the SEC (the “Additional Proxy Information”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

Reduced Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. On September 27, 2023, our Board of Directors adopted resolutions to amend our bylaws to provide that the holders of one-third (33⅓%) of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business, except as otherwise provided by statute or by our articles of incorporation, as amended (the “Reduced Quorum Requirement”), including at the Annual Meeting. Our bylaws previously provided that the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote would constitute a quorum at all meetings of our stockholders for the transaction of business.

We adopted the Reduced Quorum Requirement as the vast majority of our stockholders hold their shares in “street name” in brokerage accounts. This means brokers are responsible for voting the shares unless the underlying stockholder specifically provides instructions to their broker, and many brokers have put in place policies of not voting such shares on “discretionary” or “routine” matters, thus resulting in an inability of companies such as ours to achieve quorum. As a result, many of these shares remain unvoted.

Votes Needed to Hold the Annual Meeting

As a result of the Reduced Quorum Requirement, based on 149,184,184 shares of common stock outstanding as of August 8, 2023, the Record Date, 49,723,089 shares of common stock must be present at the Annual Meeting, virtually or by proxy, for there to be a quorum.

Impact on Proposals of Reduced Quorum Requirement

With respect to Proposal 1 (election of directors), election of each director requires the affirmative vote of the majority of the votes present in person or represented by proxy at the Annual Meeting. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the director nominees. With respect to Proposal 2 (approval of the 2023 Equity Plan), Proposal 3 (approval of the Reverse Stock Split) and Proposal 4 (ratification of auditors), adoption of each of proposal requires the affirmative vote of the majority of the votes present and entitled to vote at the Annual Meeting (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). With respect to each of Proposals 2, 3 and 4, you may vote “for,” “against” or “abstain” from voting on each such proposal. Abstentions will have the effect of a vote “against” the respective proposal. Because broker non-votes are not considered present for the foregoing purpose, they will have no effect on the vote for Proposals 2, 3 and 4.

As a result of the Reduced Quorum Requirement, fewer shares present or represented and entitled to vote will be required to constitute a quorum at the Annual Meeting. This means that, if the number of shares present or represented at the Annual Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares entitled to vote, the affirmative vote of fewer shares will be required to elect directors and to approve each of Proposals 2, 3 and 4 than if the Reduced Quorum Requirement had not been approved.

Additional Information

This letter should be read in conjunction with the Proxy Statement which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker, or nominee.

We look forward to seeing you at the Annual Meeting.

On behalf of your Board of Directors, we thank you for your ongoing support of, and continued interest in, the Company.

Sincerely,

/s/ Robert Mattacchione
Robert Mattacchione Chairman of the Board and Chief Executive Officer

Dated: September 27, 2023